Exhibit (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of HSBC Funds of our reports dated December 21, 2021, relating to the financial statements and financial highlights, which appear in HSBC RadiantESG U.S. Smaller Companies Fund and HSBC RadiantESG U.S. Smaller Companies Fund (Class I)’s (formerly, HSBC Opportunity Fund and HSBC Opportunity Fund (Class I), respectively) Annual Report on Form N-CSR for the year ended October 31, 2021. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 28, 2022